Exhibit 99 - Press release issued November 5, 2004

28470 13 Mile Road, Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-966-4208

SEMCO ENERGY REPORTS THIRD QUARTER 2004 RESULTS OF OPERATIONS

Farmington Hills, MI, November 5, 2004 - SEMCO ENERGY, INC. (NYSE: SEN) today announced its financial results for the quarter ended September 30, 2004. The net loss available to common shareholders for the quarter was $9.6 million, or $0.34 per share, compared to a net loss of $24.8 million, or $1.07 per share, for the third quarter of 2003. The $15.2 million improvement in results is attributable, in part, to a decrease of $17.2 million in losses from discontinued construction services operations. This improvement was partially offset by a decrease in operating income of $2.3 million, or $1.5 million net of income taxes, and an increase in financing costs of $0.2 million, net of income taxes.

For the first nine months of 2004, the Company incurred a net loss available to common shareholders of $8.4 million, or $0.30 per share, compared to a net loss of $34.8 million, or $1.71

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per share, for the first nine months of 2003. The $26.4 million improvement in results was due primarily to a $14.7 million decrease in losses from discontinued construction services operations, a $14.6 million decrease in financing costs, net of income taxes, partially offset by a $2.7 million decrease in operating income, net of income taxes.

George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “Financial results for the third quarter were negatively impacted by the discontinued operations at construction services and expenses incurred in connection with the dispute with Atlas Pipeline Partners (Atlas) over the termination of the sale of the Company’s Alaska Pipeline Company (APC) subsidiary.”

Schreiber continued: “There are positive things to say, however, about the Company’s financial picture and future prospects. The Company remains in a strong liquidity position. At quarter end, we had filled our natural gas storage facilities to approximately 95% of capacity without incurring any borrowings from our bank credit facility. Our unprofitable construction services operations have been sold, which should help improve future results. We have begun to redirect our information systems operations to focus them primarily on the Company’s internal technology needs, and we will continue to evaluate these operations going forward. We are also evaluating the prospects for rate increases in Michigan.”

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Schreiber went on to comment on the APC matter: “We look forward to the conclusion of the APC arbitration in the April to May 2005 timeframe, or possibly earlier. We continue to believe that the Company has solid defenses against Atlas’s claims.” Schreiber continued: “All that said, the timing and outcome in any kind of litigation are difficult to predict.”

Schreiber concluded: “All considered, we continue to make progress on improving the Company’s future financial integrity and to set the stage for our future growth.”

OPERATING INCOME - QUARTER

The Company reported an operating loss of $1.5 million for the third quarter 2004 compared to operating income of $0.8 million for the third quarter 2003. Approximately $1.9 million of the $2.3 million decrease in operating income is attributed to the gas distribution business and the remainder is due primarily to expenses associated with the APC arbitration proceeding. The primary items contributing to the decrease in operating income of the gas distribution business were a $1.6 million increase in operating expenses and a $0.6 million decrease in other operating revenues. These negative factors were partially offset by a $0.5 million increase in gas sales margin.

The increase in operating expenses was primarily caused by employee pension and health care costs, commercial insurance and claims, depreciation and professional fees and expenses (primarily related to Sarbanes-Oxley compliance). The impact of these items was partially offset by a decrease

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in uncollectible accounts and a decrease in retiree medical costs. The decrease in other operating revenue was due primarily to lower revenues from Norstar, the Company’s pipeline management subsidiary. Norstar experienced higher revenues in 2003 due to a large construction management project. The gas sales margin improvement was primarily a result of additional margin from new customers and a decrease in lost and unaccounted for gas when compared to the third quarter of last year.

OPERATING INCOME - YEAR TO DATE

Operating income was $34.7 million for the nine months ended September 30, 2004, or $4.2 million lower than for the same period in 2003. Approximately $2.4 million of the decrease in operating income is attributed to the gas distribution business and the remainder of the decrease is due primarily to corporate expenses incurred in connection with the unsuccessful sale of APC.

The change in operating income between 2004 and 2003 for the gas distribution business was caused by a number of factors. Gas transportation revenue increased by $1.3 million, while gas sales margin decreased by $0.5 million and other operating revenues decreased by approximately $1.0 million. Operating expenses increased by approximately $2.3 million. The increase in operating expenses for the first nine months of 2004 resulted from the previously mentioned items that increased operating expenses for the third quarter.

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The increase in gas transportation revenue was primarily the result of an increase in gas deliveries at the Company’s ENSTAR Division in Alaska. The decrease in gas sales margin was primarily caused by a decrease in gas sold mostly due to warmer weather when compared to 2003 and gas sales customers at ENSTAR switching to transportation service. In addition, gas sales margin for the first nine months of 2004, when compared to the same period of 2003, was lower as a result of the changes in rate design discussed in more detail below. The impact of these items was partially offset by additional gas sales margins from new customers and a decrease in lost and unaccounted for gas.

IMPACT OF WEATHER

During 2003, the Company’s rate design in both Michigan and Alaska was changed. Regulators approved changes, which, among other things, lessen the impact of weather variations by providing for higher monthly fixed fees and lower volumetric fees. These changes produce higher gas sales margins during the non-heating season and lower margins during the heating season. However, these changes in rate design only partially mitigate the impact of deviations from normal temperatures and, as a result, such deviations still have an impact on the Company’s gas distribution business.

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Temperatures during the first nine months of 2004 were 3.1% warmer than normal in Alaska and essentially normal in Michigan. During the first nine months of 2003, temperatures in Alaska were 10.5% warmer than normal, while in Michigan, temperatures were 10.0% colder than normal. The Company has estimated that the combined variations from normal weather decreased net income by approximately $0.9 million during the first nine months of 2004 and by approximately $0.2 million during the first nine months of 2003. The Company is continuing to explore ways to further mitigate the impact of weather on its financial results.

FINANCING COSTS

Financing costs, net of income taxes, were $8.0 million for the third quarter 2004 compared to $7.8 million for the third quarter of 2003.

Financing costs for the first nine months of 2004 were $23.7 million, net of income taxes. Such costs included $21.6 million of interest expense, net of income taxes, and $2.1 million of non-cash dividends on convertible preference stock. For the first nine months of 2003, financing costs were $38.3 million, consisting of $18.4 million of interest expense, net of income taxes, $15.6 million of debt exchange and extinguishment costs, net of income taxes, and $4.3 million of dividends on trust preferred securities, net of income taxes. The $14.6 million improvement in overall financing costs was due primarily to the $15.6 million of debt exchange and extinguishment costs included in the results for the first nine months of 2003, partially offset by the impact of additional long-term financing and a lower amount of short-term bank financing compared to the prior period.

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DISCONTINUED OPERATIONS

The loss from discontinued operations was $1.1 million for the third quarter of 2004 compared to a loss of $18.3 million for the third quarter of 2003. The improvement is due primarily to the $17.4 million write-off of goodwill and long-lived assets in the third quarter of 2003.

The loss from discontinued operations was $8.2 million for the nine months ended September 30, 2004, compared to a loss of $23.0 million for the nine months ended September 30, 2003. The $14.7 million improvement was due primarily to the $17.4 million of goodwill and asset impairment charges included in the loss from discontinued operations for the first nine months of 2003 and improved operating results in 2004. These items were partially offset by a $4.7 million loss on the sale of construction services reflected in the loss from discontinued operations for the first nine months of 2004.

2004 EARNINGS AND CAPITAL EXPENDITURE GUIDANCE

The Company currently expects its 2004 net loss available to common shareholders to be in the range of $0.05 to $0.10 per share. This revised guidance includes a net loss from the Company’s discontinued construction operations of $0.29 per share, which is higher than previous estimates but

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is partially offset by improved estimated results from the Company’s continuing operations. These estimates assume normal weather in the Company’s gas distribution markets for the remainder of 2004, no adjustments to the loss from the discontinued construction operations during the remainder of 2004, and that the resolution of the APC arbitration will take place in 2005.

The Company’s capital expenditures through September 30, 2004 were $26.1 million. The Company still expects its capital expenditures for the full year 2004 to be approximately $40 million.

SEMCO ENERGY, Inc. distributes natural gas to approximately 392,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology services, specializing in the mid-range computer market.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
	2004	2003	2004	2003	2004	2003

Statement of Operations data

Operating revenues	$54,034	$51,531	$343,580	$329,250	$487,285	$454,899

Operating expenses	55,526	50,726	308,848	290,347	430,759	394,039

Operating income (loss)	(1,492)	805	34,732	38,903	56,526	60,860

Other income and (deductions)
Interest expense	(10,527)	(11,944)	(33,273)	(28,323)	(44,635)	(36,158)
Debt exchange and extinguishment costs	-	-	-	(24,030)	-	(24,030)
Other	442	472	1,815	1,652	2,317	2,192
Total other income and (deductions)	(10,085)	(11,472)	(31,458)	(50,701)	(42,318)	(57,996)

Income tax (expense) benefit	4,242	4,160	(1,292)	4,265	(5,477)	(1,936)

Minority interest - dividends on trust preferred securities, net of income taxes	-	-	-	(4,300)	-	(6,450)

Income (loss) from continuing operations	(7,335)	(6,507)	1,982	(11,833)	8,731	(5,522)

Income (loss) from discontinued operations, net of income taxes	(1,129)	(18,334)	(8,249)	(22,965)	(10,155)	(24,688)

Net income (loss)	(8,464)	(24,841)	(6,267)	(34,798)	(1,424)	(30,210)

Dividends on convertible preference stock	(1,153)	-	(2,083)	-	(2,083)	-

Net income (loss) available to common shareholders	$(9,617)	$(24,841)	$(8,350)	$(34,798)	$(3,507)	$(30,210)

Earnings per share - basic
Income (loss) from continuing operations	$(0.26)	$(0.28)	$0.07	$(0.58)	$0.31	$(0.28)
Net income (loss) available to common shareholders	$(0.34)	$(1.07)	$(0.30)	$(1.71)	$(0.12)	$(1.52)

Earnings per share - diluted
Income (loss) from continuing operations	$(0.26)	$(0.28)	$0.06	$(0.58)	$0.28	$(0.28)
Net income (loss) available to common shareholders	$(0.34)	$(1.07)	$(0.30)	$(1.71)	$(0.12)	$(1.52)

Cash dividends declared per share	$-	$-	$0.075	$0.200	$0.225	$0.450
Cash dividends paid per share	$-	$0.075	$0.150	$0.325	$0.225	$0.450

Average number of common shares outstanding
Basic	28,321	23,308	28,226	20,375	28,169	19,933
Diluted	28,321	23,308	32,900	20,375	31,669	19,933

Statement of Financial Position data at September 30, 2004
Total assets	$872,654
Cash and temporary cash investments	6,917
Short-term notes payable	-
Long-term debt	498,929
Convertible preference stock	47,291
Common shareholders' equity	166,413

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SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts)

	Three months ended		Nine months ended		Twelve months ended
	September 30,		September 30,		September 30,
	2004	2003	2004	2003	2004	2003

Business Segment Information

Operating revenues
Gas Distribution	$52,235	$49,848	$336,463	$322,222	$477,130	$444,895
Information Technology Services	2,294	2,253	6,788	6,675	9,113	9,205
Propane,Pipelines and Storage	1,254	1,198	5,302	5,439	7,778	7,746
Corporate and Other (includes intercompany eliminations)	(1,749)	(1,768)	(4,973)	(5,086)	(6,736)	(6,947)
Total operating revenues	$54,034	$51,531	$343,580	$329,250	$487,285	$454,899

Operating income (loss)
Gas Distribution	$(885)	$969	$35,351	$37,782	$56,791	$58,877
Information Technology Services	155	(4)	692	373	830	608
Propane, Pipelines and Storage	192	195	1,136	1,416	1,782	2,145
Corporate and Other (includes intercompany eliminations)	(954)	(355)	(2,447)	(668)	(2,877)	(770)
Total operating income	$(1,492)	$805	$34,732	$38,903	$56,526	$60,860

Depreciation and amortization expense
Gas Distribution	$6,507	$6,346	$19,496	$19,168	$25,856	$25,463
Information Technology Services	130	175	439	515	608	683
Propane, Pipelines and Storage	220	218	663	767	881	1,003
Corporate and Other	43	65	125	181	195	250
Total depreciation and amortization expense	$6,900	$6,804	$20,723	$20,631	$27,540	$27,399

Operating Statistics

Gas distribution:
Volumes sold (MMcf)	5,464	5,471	45,052	46,016	66,308	67,499
Volumes transported (MMcf)	13,978	12,815	42,715	38,338	55,735	49,073
Number of customers at end of period	391,777	384,930	391,777	384,930	391,777	384,930
Weather statistics:
Degree days
Alaska	829	835	6,309	5,811	9,882	8,711
Michigan	194	178	4,421	4,825	6,659	7,353
Percent colder (warmer) than normal
Alaska	(8.2)%	(8.5)%	(3.1)%	(10.5)%	(3.3)%	(14.1)%
Michigan	(1.5)%	(3.8)%	.2%	10.0%	(1.7)%	9.2%

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